                                                                     EXHIBIT 5.1

                  LETTERHEAD OF STROOCK & STROOCK & LAVAN LLP



                                             July 18, 2001


Delta Financial Corporation
1000 Woodbury Drive
Woodbury, New York 11797

Delta Funding Residual Exchange Company, LLC
1000 Woodbury Drive
Woodbury, New York 11797

Delta Funding Residual Management, Inc.
1000 Woodbury Drive
Woodbury, New York 11797


     Re:  Registration Statement on Form S-4
          ----------------------------------

Ladies and Gentlemen:

We have acted as counsel to Delta Financial Corporation, a Delaware corporation ("Delta Financial"), Delta Funding Residual Exchange Company, LLC, a Delaware limited liability company ("Delta Exchange LLC"), and Delta Funding Residual Management, Inc., a Delaware corporation ("Delta Management"), in connection with the preparation and filing of the Registration Statement on Form S-4 (the "Registration Statement") by Delta Financial, Delta Exchange LLC and Delta Management under the Securities Act of 1933, as amended, covering (I) 150,000 shares of Delta Financial's preferred stock, par value $0.01 per share (the "Preferred Stock"), (ii) 150,000 membership interests (the "Membership Interests") in Delta Exchange LLC and (iii) 150,000 shares of Delta Management's common stock, par value $0.01 per share (the "Common Stock"), all to be offered by Delta Financial in exchange for its outstanding 9 1/2% Senior Secured Notes due 2004 and its outstanding 9 1/2% Senior Notes due 2004.

We have examined copies of the Certificate of Incorporation and By-laws of Delta Financial and Delta Management and the Certificate of Formation and Operating Agreement of Delta Exchange LLC, each as amended to date, the minutes of various meetings of the Board of Directors or the Board of Managers, as the case may be, of Delta Financial, Delta Management and Delta Exchange LLC and the original, photstat or certified copies of all such records of Delta Financial, Delta Management and Delta Exchange LLC and all such agreements, certificates of public officials, certificates of officers and representatives of Delta Financial, Delta Management and Delta Exchange LLC or others, and such other documents, papers, statutes and authorities as we deemed necessary to form the basis of the opinions hereinafter expressed. In such examination, we have assumed the genuineness of signatures and the conformity to original documents of the documents supplied to us as copies. As to various questions of fact material to such opinions, we have relied upon statements and certificates of officers of Delta Financial, Delta Management and Delta Exchange LLC and others.

Based upon the foregoing, we are of the opinion that:

     1. All of the shares Preferred Stock, all Membership Interests and all shares of Common Stock covered by the Registration Statement have been duly authorized and are validly issued, fully paid and nonassessable.

     2. To our knowledge, the statements contained under the caption "United States Federal Income Tax Consequences of the Exchange Offer" in the Registration Statement are accurate in all material respects and discuss the material federal income tax issues of the holders of the notes that are not subject to special tax treatment under the Internal Revenue Code of 1986, as amended.

We hereby consent to the reference to our firm under the caption "Legal Matters in the Registration Statement. We further consent to your filing a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,
/s/ Stroock & Stroock & Lavan LLP
STROOCK & STROOCK & LAVAN LLP